November 1, 2021

CHESTNUT2015 LLC
Attn: Ms. Maria Tam Isles
2225 W. Commonwealth Ave., #206
Alhambra, CA 91803

Re: Amendment to Lease

Dear Ms. Isles:

Reference is hereby made to that certain Standard Industrial/Commercial Single-Tenant Lease –Net for the premises of 2001 to 2025 W. Chestnut Street, 707 S. Raymond Ave and 708 S. Palm Ave, Alhambra, California, dated as of October 1, 2017, entered into by and between CHESTNUT2015 LLC ("Lessor") and EMCORE Corporation ("Lessee"), as amended by that certain Amendment to Lease, dated as of March 31, 2019, by and between Lessor and Lessee (as amended and together with all prior Addendums thereto, the "Existing Lease"). Lessor and Lessee desire to extend the term of the Existing Lease, upon and subject to the terms set forth below. Capitalized terms used herein but not otherwise defined shall have the meanings given such terms in the Existing Lease.

By execution of this amendment to the Existing Lease (this "Amendment;" and the Existing Lease taken together with the Amendment, "the Amended Lease"), Lessor and Lessee agree that the Existing Lease is hereby amended as follows:

1. To the extent that anything contained in this Amendment conflicts with any prior term or provision of the Existing Lease, this Amendment shall control.

2. With respect to the two above-ground, vertical storage tanks containing liquid nitrogen located on the Premises (the "LN Tanks"), Lessee shall either (a) cause the LN Tanks to be reinstalled to result in a horizontal posture (the "Reinstalled LN Tanks") or (b) replace the LN Tanks entirely with a liquid nitrogen generator (the "LN Generator"), with Lessee to have the sole discretion to determine which of those two options to undertake, in either case on or prior to September 30, 2022, provided that such date may be reasonably extended due to any currently unforeseen circumstances not within the reasonable control of Lessee, but in no event later than March 30, 2023. By executing this Amendment, Lessee covenants to Lessor that the Reinstalled LN Tanks or LN Generator will be reinstalled or installed, as applicable, in a safe manner and compliant with any law, code or regulation applicable to the LN Tanks and/or the LN Generator at the time of such reinstallation or installation, and Lessee shall provide to Lessor engineering plans, approvals, permits, designs, descriptions and any other reasonably requested materials with respect to the foregoing to demonstrate such compliance in advance and prior to the work being performed, for Lessor's approval, which shall not be unreasonably withheld or delayed. Lessor may require the Reinstalled LN Tanks or LN Generator to be inspected by the owner of the Reinstalled LN Tanks in substantially the form attached hereto as Exhibit A or, as mutually agreed by Lessor and Lessee, other qualified engineers or inspectors in order to confirm the safety of the installation of said items. If the Reinstalled LN Tanks fail to meet applicable safety standards following the annual inspection, then Lessee shall cause the Reinstalled LN Tanks to be improved or modified in order to meet applicable safety standards.

3. In addition to all policies of insurance currently required under the existing Lease, Tenant shall also obtain at its sole expense pollution liability insurance which shall include coverage for remediation expense, third party bodily injury and property damage, associated legal defense expense, non-owned disposal site liability, transportation pollution and business interruption. The policy shall identify Lessor as additionally insured and have a coverage limit of no less than $5 million per incident and $5 million policy aggregate limit. Pollution liability insurance coverage shall be from a reputable, financially qualified, nationally recognized insurance carrier based in the United States, may be written on a multi-year basis, not to exceed a three year policy term, and evidence of coverage shall be delivered to Lessor, and the policy must contain a provision that the company writing the policy will give to Landlord written notice thirty (30) days in advance (10 days for nonpayment of premium) of any cancellation or lapse of the policy or any reduction in coverage. If Tenant fails to provide said environmental hazard insurance as required herein, after receiving ten (10) day' written notice of such failure from Lessor, Lessor may acquire such insurance at the expense of Tenant, who will reimburse such expense with interest within thirty (30) days of receipt of a bill for the policy premium.

4. Paragraph 1.3 of the Existing Lease is hereby amended to reference an Original Term of fourteen (14) years commencing on October 1, 2017 and ending on September 30, 2031. Base Rent for (a) the period of October 1, 2020 – September 30, 2021 shall be $50,000 per month, (b) the period of October 1, 2021 – September 30, 2022 shall be $51,500 per month, (c) the period of October 1, 2022 – September 30, 2023 shall be $53,500 per month, (d) the period of October 1, 2023 – September 30, 2024 shall be the greater of (i) $54,570 and (ii) the "Fair Market Rent" as defined below and (e) each subsequent October 1 through September 30 period ("Adjustment Period") beginning with the Adjustment Period of October 1, 2024 – September 30, 2025 and continuing through the Adjustment Period of October 1, 2030 – September 30, 2031, the new Base Rent for the Adjustment Period shall be an amount equal to the product obtained by multiplying the Base Rent in effect immediately prior to the commencement of the Adjustment Period (without regard to any temporary abatement of rental then or previously in effect pursuant to the provisions of this Lease) by a fraction, the numerator of which is the Index, as defined below, published nearest but prior to the commencement date of the Adjustment Period, and the denominator of which is the Index published nearest but prior to the commencement of the twelve (12) month period immediately preceding the Adjustment Period, provided that in no event shall the new Base Rent for the Adjustment Period be less than the Base Rent in effect immediately prior to the commencement of the applicable Adjustment Period. The term "Index" as used in this Lease means the Consumer Price Index for All Urban Consumers, Los Angeles-Long Beach-Anaheim area, published by the Bureau of Labor Statistics of the U.S. Department of Labor. If the Bureau of Labor Statistics revises the Index, the parties agree that the Bureau of Labor Statistics will be the sole judge of the comparability of successive indexes, but if that agency fails to supply indexes that it deems comparable, or if no succeeding index is published, then the parties shall negotiate to determine an appropriate alternative published price index. If they are unable to agree on an alternative index within thirty (30) days after the request to do so is made by one party to the other, then either party may request that each appoint a person satisfactory to it, within fifteen (15) days after this request, to select an alternative published price index. The two (2) persons so appointed, within fifteen (15) days after the later of them is appointed, shall appoint a third person acceptable to each to act with them in the selection of an alternative price index. "Fair Market Rent" shall be determined based on the rental market for comparable size and quality warehouse and light industrial buildings (without tenant improvements) in Alhambra, California and other comparable cities in the San Gabriel valley, at the time of determination and shall account for the fact that Lessor shall not be obligated to perform any work on the Premises to prepare the same for Lessee's occupancy nor shall Lessee be entitled to any tenant improvement fund. Lessor and Lessee shall attempt in good faith to agree upon the Fair Market Rent on or before September 30, 2022. If Lessor and Lessee are unable to reach a mutual determination of Fair Market Rent on or before September 30, 2022, Lessor and Lessee shall, within thirty (30) days of written demand by either Lessor or Lessee to the other (a) in good faith jointly select an independent real estate appraiser (the "Appraiser") whose

fee shall be borne equally by Lessor and Lessee and shall not be on a contingency fee basis, and (b) each deliver to the Appraiser in a sealed envelope its final proposal as to Fair Market Rent. The Appraiser shall be an independent and unaffiliated real estate appraiser with at least ten years' experience in leasing and valuation of warehouse properties in Alhambra, California and other comparable cities in the San Gabriel valley, and (i) a California Certified General Real Estate Appraiser and (ii) a member of the Appraisal Institute (with an MAI designation). The Appraiser shall conduct such investigations as he or she may deem appropriate, may require such briefs from Lessor and Lessee as the Appraiser, in his/her sole discretion, determines to be necessary, and shall, within thirty (30) days after the date of his/her appointment, without opening the envelopes and without separately consulting with Lessor or Lessee, make his/her own independent determination of the Fair Market Rent of the Premises. The determination of the Appraiser shall be limited solely to the issue of whether Lessor's or Lessee's submitted Fair Market Rent for the Premises is closer to the Fair Market Rent for the Premises as determined by the Appraiser, taking into account the requirements of this paragraph. The Appraiser shall, within forty-five (45) days of his/her appointment, reach a determination as to whether the parties shall use Lessor's or Lessee's submitted Fair Market Rent (as set forth in the envelopes), and, within said forty-five (45) day period notify Lessor and Lessee of his/her determination. The determination of the Appraiser shall be conclusive and binding on Lessor and Lessee to the extent that Lessee elects to exercise the option term for the Premises. However, in no event shall the Fair Market Rent be determined to be a value less than the immediately preceding rental term rate then applicable for the Premises.

5. Paragraph 7.1(a) of the Existing Lease is hereby amended by inserting the following clause at the end of such paragraph: "Lessor shall contribute an amount equal to 50% of the costs incurred by Lessee from time to time in connection with the upkeep of the exterior appearance of the Building, provided that Lessor shall not be required to contribute more than $25,000 annually."

6. Paragraph 7.1(b) of the Existing Lease is hereby amended by deleting the last sentence of such Paragraph 7.1(b).

7. Paragraph 7.3(b) of the Existing Lease is hereby amended by (i) inserting the clause "not to be unreasonably, withheld or delayed" at the end of the first sentence of such Paragraph 7.3(b) and (ii) by deleting the following clause: "Lessor may, as a precondition to granting such approval, require Lessee to utilize a contractor chosen and/or approved by Lessor."

8. Paragraph 7.4 of the Existing Lease, including Paragraph 7.4(c) of the Addendum to the Existing Lease, are hereby amended and restated as follows:

"7.4 **Ownership; Surrender; and Restoration**.

(a) **Ownership**. Subject to Lessor's right to require removal as hereinafter provided, all Alterations and Utility Installation made by Lessee shall be the property of Lessee but considered part of the Premises.

(b) **Surrender; Restoration**. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. "Ordinary wear and tear" shall not include any damage or deterioration that would have been prevented by good maintenance practice. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee. Lessee shall also remove from the Premises, to the level specified in the Applicable Requirements, any and all Hazardous Substances brought onto the Premises by or for Lessee, its

vendors, contractors, employees, agents or third parties at its direction or control, including contamination occurring offsite directly resulting from underground migration Hazardous Substances brought onto the Premises by or for Lessee, its vendors, contractors, employees, agents or third parties at its direction or control, *provided, however*, that Lessee shall not be responsible for any Hazardous Substances which were previously existing and affecting the Premises, or that were brought onto the Premises by or for third parties not associated with Lessee, including Hazardous Substances deposited via underground migration from areas outside of the Premises. Lessee shall comply with the Building 1 decommissioning proposal as set forth in Schedule 7.4(c) attached hereto and incorporated herein by reference, as the same may be amended during the term of this Lease. Lessee agrees to remove any other Alternations and Trade Fixtures in Building 1 and shall repair any damage occasioned by the removal of such Alterations or Trade Fixtures. Alterations and Trade Fixtures in Buildings 2, 3 and 4 shall, at the election of Lessee, remain the property of Lessee and be removed by Lessee. Any personal property of Lessee not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Lessee and may be disposed of or retained by Lessor as Lessor may desire., but if disposed by Lessor, than all reasonable disposal costs shall be incurred at Lessee's sole expense. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4(b) without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 26 below."

9. Paragraph 52.A(v).III is hereby amended to reflect a new Base Rent, to the extent the Lessee exercises the option term in its sole discretion: (a) for the period of October 1, 2031 – September 30, 2032, the greater of (i) an amount 2% greater than the Base Rent applicable to the period of October 1, 2030 – September 30, 2031 and (ii) and the "Fair Market Rent" as defined above; and (b) for each subsequent October 1 through September 30 period beginning with the period of October 1, 2032 through September 30, 2033 and continuing through the period of October 1, 2035 through September 30, 2036, an amount 2% greater than the Base Rent applicable to the immediately preceding October 1 through September 30 period.

10. Lessor hereby consent to the Lessee improvements described on Exhibit B hereto, to the extent ultimately undertaken by Lessee in its sole discretion and in accordance with the terms of the Amended Lease.

Except as specifically modified by this Amendment, the Existing Lease shall remain unchanged and in full force and effect, and when taken together with this Amendment as the Amended Lease, shall constitute the agreement between the Parties. This Amendment shall be governed by the laws of the State of California. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

EMCORE Corporation | 2015 Chestnut Street | Alhambra, CA | 91803 | USA | P +1 626 293 3400 | F +1 626 293 3429

Sincerely,

Iain Black
SVP Operations, EMCORE Corporation

Acknowledged and Agreed:

CHESTNUT2015 LLC

By:____________________
Name: Max Isles
Title: Manager
Date:

incorporated herein by reference, as the same may be amended during the term of this Lease. Lessee agrees to remove any other Alternations and Trade Fixtures in Building 1 and shall repair any damage occasioned by the removal of such Alterations or Trade Fixtures. Alterations and Trade Fixturesin Buildings 2, 3 and 4 shall, at the election of Lessee, remain the property of Lessee and be removed by Lessee. Any personal property of Lessee not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Lessee and may be disposed of or retained by Lessor as Lessor may desire., but if disposed by Lessor, than all reasonable disposal costs shall be incurred at Lessee's sole expense. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4(b) without the express written consent of Lessor shall constitute a holdover under theprovisions of Paragraph 26 below."

9. Paragraph 52.A(v).III is hereby amended to reflect a new Base Rent, to the extent the Lessee exercises the option term in its sole discretion: (a) for the period of October 1, 2031 – September 30, 2032, the greater of (i) an amount 2% greater than the Base Rent applicable to the period of October 1, 2030 – September 30, 2031 and (ii) and the "Fair Market Rent" as defined above; and (b) for each subsequent October 1 through September 30 period beginning with the period of October 1, 2032 through September 30, 2033 and continuing through the period of October 1, 2035through September 30, 2036, an amount 2% greater than the Base Rent applicable to the immediately preceding October 1 through September 30 period.

10. Lessor hereby consent to the Lessee improvements described on ExhibitB hereto, to the extent ultimately undertaken by Lessee in its sole discretion and in accordance with the terms of the Amended Lease.

Except as specifically modified by this Amendment, the Existing Lease shall remain unchanged and in full force and effect, and when taken together with this Amendment as the Amended Lease, shall constitute the agreement between the Parties. This Amendment shall be governed by the laws of the State of California. This Amendmentmay be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

Sincerely,

Iain Black
SVP Operations, EMCORE Corporation

Acknowledged and Agreed:

CHESTNUT2015 LLC

By: Max Isles
Name: Max Isles
Title: Manager
Date: